EXHIBIT 99.1

Vornado Announces Certain Items to be Included in its
Second Quarter Financial Results

July 20, 2020 04:30 PM Eastern Standard Time

NEW YORK…..Vornado Realty Trust (NYSE: VNO) today announced that its financial results for the three months ended June 30, 2020 will include the items listed in the table below, resulting in a reduction in net income attributable to common shareholders ("net income") of $0.99 per diluted share and an increase in FFO attributable to common shareholders plus assumed conversions ("FFO") of $0.51 per diluted share.

(Amounts in thousands, except per share amounts, all at share)	For the Three Months Ended June 30, 2020
	Net Income		FFO
	Amount	Per Share	Amount	Per Share
Income (loss):
Non-cash impairment loss on investment in Fifth Avenue and Times Square Joint Venture, reversing a portion of the $2.559 billion gain recognized on the April 2019 transfer to the joint venture attributable to the GAAP required write-up of the retained interest	$(305,859)	$(1.50)	$—	$—
Non-cash gain on extinguishment of 608 Fifth Avenue lease liability	70,260	0.34	70,260	0.34
After-tax net gain on sale of 220 Central Park South condominium units	49,005	0.24	49,005	0.24
Credit loss on loan receivable	(6,108)	(0.03)	(6,108)	(0.03)
Loss from real estate fund investments	(6,089)	(0.03)	(6,089)	(0.03)
Other, net	(2,019)	(0.01)	(2,459)	(0.01)
Total included in "net income" and "FFO" but excluded from "net income, as adjusted" and "FFO, as adjusted"	$(200,810)	$(0.99)	$104,609	$0.51

Further, "net income," "net income, as adjusted," "FFO," and "FFO, as adjusted" for the three months ended June 30, 2020 will be reduced by $0.22 per diluted share as listed in the table below.

(Amounts in thousands, except per share amounts, all at share)	For the Three Months Ended June 30, 2020
	Net Income		FFO
	Amount	Per Share	Amount	Per Share
Loss:
Non-cash write-offs of receivables arising from the straight-lining of rents primarily for JC Penney lease at Manhattan Mall and New York & Company Inc. lease at 330 West 34th Street	$(36,297)	$(0.18)	$(36,297)	$(0.18)
Reserves for uncollectible tenant receivables	(8,822)	(0.04)	(8,822)	(0.04)
Total included in "net income," "net income, as adjusted," "FFO" and "FFO, as adjusted"	$(45,119)	$(0.22)	$(45,119)	$(0.22)

The above amounts are preliminary estimates. There can be no assurance that Vornado’s final results will not differ from these preliminary estimates as a result of quarter-end closing procedures, review procedures, or review adjustments, and any such changes could be material.

CONTACT:
JOSEPH MACNOW
(212) 894-7000
_____________________________
FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciable real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. In addition to FFO, we also disclose FFO, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance.
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2019 and "Item 1A. Risk Factors" in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Currently, one of the most significant factors is the ongoing adverse effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect it will have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will depend on future developments, including the duration of the pandemic, which are highly uncertain at this time but that impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2019, as well as the risks set forth in "Item 1A. Risk Factors" in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.
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